EX-99.23(d)(154)

                                    AMENDMENT
                                       TO
                      INVESTMENT SUB-SUB-ADVISORY AGREEMENT
                                  BY AND AMONG
                      INVESCO AIM CAPITAL MANAGEMENT, INC.
                                       AND
                       INVESCO INSTITUTIONAL (N.A.), INC.

                       (AS AGREED TO BY JNL SERIES TRUST)


     This AMENDMENT is made by and among INVESCO AIM CAPITAL MANAGEMENT, INC., a Texas corporation and registered investment adviser (the "Sub-Adviser"), and INVESCO INSTITUTIONAL (N.A.), INC., a Delaware corporation and registered investment adviser (the "Sub-Sub-Adviser").

     WHEREAS, the Sub-Adviser and Sub-Sub-Adviser entered into an Investment Sub-Sub-Advisory Agreement dated as of May 2, 2005 ("Agreement"), whereby Sub-Adviser retained Sub-Sub-Adviser to provide certain investment management services with respect to the JNL/AIM Real Estate Fund of JNL Series Trust (the "Trust").

     WHEREAS, effective October 6, 2008 the name of the JNL/AIM Real Estate Fund will be changed to JNL/AIM Global Real Estate Fund.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to replace all references to the JNL/AIM Real Estate Fund to the JNL/AIM Global Real Estate Fund.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of this 6th day of October, 2008.

INVESCO AIM CAPITAL MANAGEMENT, INC.

By:      ____________________________________________
Name:    ____________________________________________
Title:   ____________________________________________

INVESCO INSTITUTIONAL (N.A.), INC.

By:      ____________________________________________
Name:    ____________________________________________
Title:   ____________________________________________

JNL SERIES TRUST

By:      ____________________________________________
Name:    MARK D. NERUD
Title:   PRESIDENT